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                                                                    EXHIBIT 99.1

PROSPECTUS SUPPLEMENT No. 1
(To Prospectus dated June 22, 2000)


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                       1,000,000,000 Depositary Receipts
                          Regional Bank HOLDRS Trust

     This prospectus supplement amends and supplements information contained in the prospectus dated June 22, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS Trust.

     The depositary trust agreement entered into between Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial depositor, and The Bank of New York, as trustee, has been amended as of November 22, 2000. The agreement has been amended to revise the rules related to distributions of securities from the Regional Bank HOLDRS Trust.

     The depositary trust agreement has been amended to provide the following:

          . if a company included in the Regional Bank HOLDRS Trust distributes securities, the distributed securities will not be distributed from the Regional Bank HOLDRS Trust, unless either the distributed securities are not listed for trading on a U.S. national securities exchange or through Nasdaq NMS or the distributed securities have a Standard & Poor's sector classification that is different from the Standard & Poor's sector classifications represented in the Regional Bank HOLDRS Trust at the time of the distribution, and

          . if the securities of a company included in the Regional Bank HOLDRS Trust are no longer outstanding, as a result of a merger, consolidation, corporate combination or other event, any securities received in exchange for those securities will not be distributed from the Regional Bank HOLDRS Trust, unless either the securities received in exchange are not listed for trading on a U.S. national securities exchange or through Nasdaq NMS or the securities received in exchange have a Standard & Poor's sector classification that is different from the Standard & Poor's sector classifications represented in the Regional Bank HOLDRS Trust at the time of the exchange.

     Standard & Poor's Corporation is an independent source of market information that, among other things, classifies the securities of public companies into various sector classifications based on its own criteria. There are 11 Standard & Poor's sector classifications and each class of publicly traded securities of a company are given only one sector classification. As of the date of this prospectus supplement, the securities included in the Regional Bank HOLDRS Trust are represented in the Financials sector. The Standard & Poor's sector classifications of the securities included in the Regional Bank HOLDRS Trust may change over time if the companies that issued these securities change their focus of operations or if Standard & Poor's alters the criteria it uses to determine sector classifications, or both.

     It is anticipated, as a result of Standard & Poor's broadly defined sector classifications, that most distributions or exchanges of securities will not result in the distribution of securities from the Regional Bank HOLDRS Trust. The trustee will review the publicly available information that identifies the

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Standard & Poor's sector classifications of securities to determine whether securities received as a result of a distribution by an underlying issuer or in exchange of securities included in the Regional Bank HOLDRS Trust will be distributed from the Regional Bank HOLDRS Trust to you.


         The date of this prospectus supplement is November 28, 2000.

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